SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D
                                 (Rule 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 1)


                            Hemagen Diagnostics, Inc.
--------------------------------------------------------------------------------

                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------

                         (Title of Class of Securities)


                                   423501 105
--------------------------------------------------------------------------------

                                 (CUSIP Number)


                              Gary P. Kreider, Esq.
                           Keating, Muething & Klekamp
                       One East Fourth Street, 18th Floor
                             Cincinnati, Ohio 45202
                                 (513) 579-6411
--------------------------------------------------------------------------------

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               September 30, 1999
--------------------------------------------------------------------------------

             (Date of Event Which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]


                       (Continued on the following pages)

 CUSIP No. 423501 105                      13D      Page 2 of 7 Pages


--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Jerry L. Ruyan
--------------------------------------------------------------------------------

 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
                                                               (b)  [ ]

--------------------------------------------------------------------------------

 3        SEC USE ONLY

--------------------------------------------------------------------------------


 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------

 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)           [ ]

--------------------------------------------------------------------------------

 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------


                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      2,787,842
         REPORTING
        PERSON WITH          9      SOLE DISPOSITIVE POWER

                                    468,478

                             10      SHARED DISPOSITIVE POWER

                                     926,007
--------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,787,842
--------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   29.14%
--------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
             IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 423501 105                       13D      Page 3 of 7 Pages


--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           William P. Hales

--------------------------------------------------------------------------------

 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [x]
                                                               (b) [ ]

--------------------------------------------------------------------------------

 3        SEC USE ONLY

--------------------------------------------------------------------------------

 4        SOURCE OF FUNDS*

             PF

--------------------------------------------------------------------------------

 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                             [ ]


--------------------------------------------------------------------------------

 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------

                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      2,787,842
         REPORTING
        PERSON WITH           9      SOLE DISPOSITIVE POWER

                                     1,233,357

                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,787,842
--------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*


--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          29.14%
--------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 423501 105                       13D      Page 4 of 7 Pages


--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Thomas A. Donelan

--------------------------------------------------------------------------------

 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [x]
                                                               (b) [ ]
--------------------------------------------------------------------------------

 3        SEC USE ONLY

--------------------------------------------------------------------------------

 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------

 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------

 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------

                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      2,787,842
         REPORTING
        PERSON WITH           9      SOLE DISPOSITIVE POWER

                                     80,000

                             10      SHARED DISPOSITIVE POWER

                                     926,007
--------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,787,842
--------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  [ ]

--------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          29.14%

--------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
             IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 423501 105                       13D      Page  5 of 7 Pages

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Christopher P. Hendy

--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [x]
                                                               (b) [ ]

--------------------------------------------------------------------------------

 3        SEC USE ONLY

--------------------------------------------------------------------------------

 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------

 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------

 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------

                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      2,787,842
         REPORTING
        PERSON WITH           9      SOLE DISPOSITIVE POWER

                                     80,000

                             10      SHARED DISPOSITIVE POWER

                                     926,007
--------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,787,842
--------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*


--------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          29.14%

--------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
             IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 423501 105                       13D      Page  6 of 7 Pages


--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Redwood Holdings, Inc.

--------------------------------------------------------------------------------

 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [x]
                                                               (b) [ ]

--------------------------------------------------------------------------------

 3        SEC USE ONLY

--------------------------------------------------------------------------------

 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------

 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------

 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             Ohio corporation

--------------------------------------------------------------------------------

                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      2,787,842
         REPORTING
        PERSON WITH           9      SOLE DISPOSITIVE POWER

                                     -0-

                             10      SHARED DISPOSITIVE POWER

                                     926,007
--------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,787,842
--------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  [ ]

--------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          29.14%
--------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON*
             IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This Schedule 13D Amendment No. 1 is filed solely to amend the following portion of Item 5 of the Schedule 13 D filed on October 12, 1999 as follows:

Item 5.  Interest in Securities of the Issuer

          VI.  Redwood  Holdings,  Inc. and Messrs.  Ruyan,  Hales,  Donelan and
               Hendy

               (a) 2,787,142 shares or 29.14%. Includes 182,227 warrants to purchase Common Stock and 1,732,014 options to purchase Common Stock.



Dated: October 13, 1999                      *
                                             -----------------------------------
                                                     Jerry L. Ruyan



                                             *
                                             -----------------------------------
                                                     William P. Hales



                                             *
                                             -----------------------------------
                                                     Thomas A. Donelan



                                             *
                                             -----------------------------------
                                                     Christopher P. Hendy


                                             REDWOOD HOLDINGS, INC.


                                             By:*
                                                --------------------------------
                                                      Thomas A. Donelan
                                                      President


                                             *By:   /s/F. Mark Reuter
                                                --------------------------------
                                                       F. Mark Reuter
                                                       Attorney-in-Fact